Exhibit 99.1

Contacts:	Tracey Noe (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q1 2023 Results

First Quarter Highlights
•Net revenues increased +18.1% driven by Organic Net Revenue1 growth of +19.4% with underlying Volume/Mix of +3.2%
•Diluted EPS was $1.52, up 149.2%; Adjusted EPS1 was $0.89, up +17.3% on a constant currency basis
•Cash provided by operating activities was $1.0 billion, in line with prior year; Free Cash Flow1 was $0.9 billion, down -$0.1 billion versus prior year
•Return of capital to shareholders was $0.9 billion
•Raising both Organic Net Revenue growth outlook to 10%+ and Adjusted EPS growth outlook to 10%+

    CHICAGO, Ill. – April 27, 2023 – Mondelēz International, Inc. (Nasdaq: MDLZ) today reported its first quarter 2023 results.
    “We delivered a strong start to the year, with double-digit net revenue and profit dollar growth in our first quarter, as we continued to execute against our long-term strategy. These results were driven by ongoing pricing execution to offset cost inflation and solid volume growth,” said Dirk Van de Put, Chairman and Chief Executive Officer. “We saw broad-based demand across both developed and emerging markets, as consumers around the world continue to prioritize our chocolate, biscuits, and baked snacks categories and brands. We also continued to make significant progress against our portfolio reshaping initiatives, reducing our coffee equity stakes, while driving strong top- and bottom-line synergies from recently acquired assets, including Clif Bar. Our dedicated people remain focused on accelerating and compounding growth through significant investments in our brands, talent and capabilities, while advancing our sustainability initiatives. Given our strong Q1 performance, we are raising our net revenue and earnings outlook for the year.”

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q1 2023	% Chg vs PY	Q1 2023	Vol/Mix	Pricing
Quarter 1
Latin America	$1,211	46.6%	39.0%	7.4 pp	31.6	pp
Asia, Middle East & Africa	1,939	3.9	13.8	5.8 pp	8.0
Europe	3,307	12.7	18.9	1.0 pp	17.9
North America	2,709	26.8	17.3	2.3 pp	15.0
Mondelēz International	$9,166	18.1%	19.4%	3.2 pp	16.2	pp
Emerging Markets	$3,598	21.4%	25.2%	4.5 pp	20.7	pp
Developed Markets	$5,568	16.0%	15.8%	2.4 pp	13.4	pp

Operating Income and Diluted EPS

$ in millions, except per share data	Reported			Adjusted
	Q1 2023	vs PY (Rpt Fx)		Q1 2023	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 1
Gross Profit	$3,446	15.5%		$3,399	13.0%		18.2%
Gross Profit Margin	37.6%	(0.8)	pp	37.1%	(1.7)	pp
Operating Income	$1,505	37.6%		$1,581	14.8%		20.7%
Operating Income Margin	16.4%	2.3	pp	17.2%	(0.6)	pp
Net Earnings [2]	$2,081	143.4%		$1,227	8.4%		15.5%
Diluted EPS	$1.52	149.2%		$0.89	9.9%		17.3%

First Quarter Commentary

•Net revenues increased 18.1 percent driven by Organic Net Revenue growth of 19.4 percent, and incremental sales from the company's 2022 acquisitions of Clif Bar and Ricolino, partially offset by unfavorable currency. Pricing and volume drove Organic Net Revenue growth.

•Gross profit increased $463 million, and gross profit margin decreased 80 basis points to 37.6 percent primarily driven by a decrease in Adjusted Gross Profit1 margin, partially offset by lapping prior-year incremental costs due to the war in Ukraine and favorable year-over-year change in mark-to-market impacts from derivatives. Adjusted Gross Profit increased $547 million at constant currency, while Adjusted Gross Profit margin decreased 170 basis points to 37.1 percent due to higher raw material and transportation costs, partially offset by pricing.

•Operating income increased $411 million and operating income margin was 16.4 percent, up 230 basis points primarily due to lapping prior-year incremental costs due to the war in Ukraine, lapping prior-year intangible asset impairment charges, lapping prior-year acquisition-related costs and favorable year-over-year change in mark-to-market gains/(losses) from currency and commodity hedging activities, partially offset by a decrease in Adjusted Operating Income margin, higher divestiture-related costs, higher acquisition integration costs and contingent consideration adjustments and higher remeasurement loss of net monetary position. Adjusted Operating Income increased $285 million at constant currency while Adjusted Operating Income margin decreased 60 basis points to 17.2 percent, with input cost inflation, partially offset by pricing and SG&A leverage.

•Diluted EPS was $1.52, up 149.2 percent, primarily due to mark-to-market gain on marketable securities, gain on equity method investment transactions, lower incremental costs due to the war in Ukraine, an increase in Adjusted EPS and lapping a prior-year loss on debt extinguishment.

•Adjusted EPS was $0.89, up 17.3 percent on a constant currency basis primarily driven by strong operating gains, fewer shares outstanding and lower taxes, partially offset by higher interest expense.

•Capital Return and Renewal of Share Repurchase Program: The company returned $0.9 billion to shareholders in cash dividends and share repurchases.

2023 Outlook
    Mondelēz International provides its outlook on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.
For 2023, the company is updating its 2023 fiscal outlook and now expects 10+ percent Organic Net Revenue growth versus the prior outlook of 5 to 7 percent, which reflects the strength of its year-to-date performance. The company's expectation for Adjusted EPS growth on a constant currency basis is now 10+ percent versus the prior outlook of high single digits. The company's Free Cash Flow outlook remains at $3.3+ billion. The company estimates currency translation would decrease 2023 net revenue growth by approximately 2 percent4 with a negative $0.09 impact to Adjusted EPS4.
Outlook is provided in the context of greater than usual volatility as a result of COVID-19 and geopolitical uncertainty.
Conference Call
    Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site.
About Mondelēz International
Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2022 net revenues of approximately $31 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, Ritz, LU, Clif Bar and Tate's Bake Shop biscuits and baked snacks, as well as Cadbury Dairy Milk, Milka and Toblerone chocolate. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index.
Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.
End Notes
1.Organic Net Revenue, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.
2.Earnings attributable to Mondelēz International.

3.Please see discussion of "Reconciliation of GAAP and Non-GAAP Financial Measures - Items Impacting Comparability of Operating Results" at the end of this press release for more information.
4.Currency estimate is based on published rates from XE.com on April 21, 2023.

Additional Definitions
    Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Türkiye, Kazakhstan, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.
    Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management, including for future operations, capital expenditures or share repurchases; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief or expectation; and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements may include, among others, the words, and variations of words, “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “likely,” “estimate,” “anticipate,” “objective,” “predict,” “project,” “drive,” “seek,” “aim,” “target,” “potential,” “commitment,” “outlook,” “continue” or any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control. Important factors that could cause our actual results or performance to differ materially from those contained in or implied by our forward-looking statements include, but are not limited to, the following:

•weakness in macroeconomic conditions in our markets, including as a result of inflation (and related monetary policy actions by governments in response to inflation), instability of certain financial institutions, volatility of commodity and other input costs and availability of commodities;
•geopolitical uncertainty, including the impact of ongoing or new developments in the war in Ukraine, related current and future sanctions imposed by governments and other authorities and related impacts, including on our business operations, employees, reputation, brands, financial condition and results of operations;
•global or regional health pandemics or epidemics, including COVID-19;
•competition and our response to channel shifts and pricing and other competitive pressures;
•pricing actions;
•promotion and protection of our reputation and brand image;
•weakness in consumer spending and/or changes in consumer preferences and demand and our ability to predict, identify, interpret and meet these changes;
•risks from operating globally, including in emerging markets, such as political, economic and regulatory risks;
•the outcome and effects on us of legal and tax proceedings and government investigations, including the European Commission legal matter;
•use of information technology and third party service providers;
•unanticipated disruptions to our business, such as malware incidents, cyberattacks or other security breaches, and supply, commodity, labor and transportation constraints;
•our ability to identify, complete, manage and realize the full extent of the benefits, cost savings or synergies presented by strategic transactions, including our recently completed acquisitions of Ricolino, Clif Bar, Chipita, Gourmet Food, Grenade and Hu, and the anticipated closing of our planned divestiture of our developed market gum business in the United States, Canada and Europe;
•our investments and our ownership interests in those investments, including JDE Peet's and KDP;
•the restructuring program and our other transformation initiatives not yielding the anticipated benefits;
•changes in the assumptions on which the restructuring program is based;
•the impact of climate change on our supply chain and operations;
•consolidation of retail customers and competition with retailer and other economy brands;
•changes in our relationships with customers, suppliers or distributors;
•management of our workforce and shifts in labor availability or labor costs;
•compliance with legal, regulatory, tax and benefit laws and related changes, claims or actions;
•perceived or actual product quality issues or product recalls;
•failure to maintain effective internal control over financial reporting or disclosure controls and procedures;

•our ability to protect our intellectual property and intangible assets;
•tax matters including changes in tax laws and rates, disagreements with taxing authorities and imposition of new taxes;
•changes in currency exchange rates, controls and restrictions;
•volatility of and access to capital or other markets, the effectiveness of our cash management programs and our liquidity;
•pension costs;
•significant changes in valuation factors that may adversely affect our impairment testing of goodwill and intangible assets; and
•the risks and uncertainties, as they may be amended from time to time, set forth in our filings with the U.S. Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

There may be other factors not presently known to us or which we currently consider to be immaterial that could cause our actual results to differ materially from those projected in any forward-looking statements we make. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

Schedule 1
Mondelēz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(in millions of U.S. dollars and shares, except per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2023	2022
Net revenues	$9,166	$7,764
Cost of sales	5,720	4,781
Gross profit	3,446	2,983
Gross profit margin	37.6%	38.4%
Selling, general and administrative expenses	1,855	1,693
Asset impairment and exit costs	47	164
Amortization of intangible assets	39	32
Operating income	1,505	1,094
Operating income margin	16.4%	14.1%
Benefit plan non-service income	(19)	(33)
Interest and other expense, net	95	168
Gain on marketable securities	(796)	—
Earnings before income taxes	2,225	959
Income tax provision	(658)	(210)
Effective tax rate	29.6%	21.9%
Gain/(loss) on equity method investment transactions	487	(5)
Equity method investment net earnings	35	117
Net earnings	2,089	861
Noncontrolling interest earnings	(8)	(6)
Net earnings attributable to Mondelēz International	$2,081	$855
Per share data:
Basic earnings per share attributable to Mondelēz International	$1.52	$0.62
Diluted earnings per share attributable to Mondelēz International	$1.52	$0.61
Average shares outstanding:
Basic	1,366	1,389
Diluted	1,373	1,398

Schedule 2
Mondelēz International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions of U.S. dollars)
(Unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$1,917	$1,923
Trade receivables	3,502	3,088
Other receivables	810	819
Inventories, net	3,627	3,381
Other current assets	2,815	880
Total current assets	12,671	10,091
Property, plant and equipment, net	9,131	9,020
Operating lease right of use assets	657	660
Goodwill	23,604	23,450
Intangible assets, net	19,810	19,710
Prepaid pension assets	1,065	1,016
Deferred income taxes	451	473
Equity method investments	3,397	4,879
Other assets	2,000	1,862
TOTAL ASSETS	$72,786	$71,161
LIABILITIES
Short-term borrowings	$2,461	$2,299
Current portion of long-term debt	1,185	383
Accounts payable	7,885	7,562
Accrued marketing	2,668	2,370
Accrued employment costs	785	949
Other current liabilities	3,547	3,168
Total current liabilities	18,531	16,731
Long-term debt	18,556	20,251	—
Long-term operating lease liabilities	508	514
Deferred income taxes	3,648	3,437
Accrued pension costs	387	403
Accrued postretirement health care costs	214	217
Other liabilities	2,668	2,688
TOTAL LIABILITIES	44,512	44,241
EQUITY
Common Stock	—	—
Additional paid-in capital	32,112	32,143
Retained earnings	33,040	31,481
Accumulated other comprehensive losses	(10,814)	(10,947)
Treasury stock	(26,110)	(25,794)
Total Mondelēz International Shareholders' Equity	28,228	26,883
Noncontrolling interest	46	37
TOTAL EQUITY	28,274	26,920
TOTAL LIABILITIES AND EQUITY	$72,786	$71,161

	March 31, 2023	December 31, 2022		Incr/(Decr)
Short-term borrowings	$2,461	$2,299		$162
Current portion of long-term debt	1,185	383		802
Long-term debt	18,556	20,251		(1,695)
Total Debt	22,202	22,933		(731)
Cash and cash equivalents	1,917	1,923		(6)
Net Debt (1)	$20,285	$21,010		$(725)

 (1) Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3
Mondelēz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions of U.S. dollars)
(Unaudited)

	For the Three Months Ended March 31,
	2023	2022
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$2,089	$861
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	303	275
Stock-based compensation expense	38	24
Deferred income tax provision/(benefit)	199	(70)
Asset impairments and accelerated depreciation	18	155
Loss on early extinguishment of debt	—	38
(Gain)/loss on equity method investment transactions	(487)	5
Equity method investment net earnings	(35)	(117)
Distributions from equity method investments	102	107
Unrealized gain on derivative contracts	(67)	(13)
Unrealized gain on marketable securities	(787)	—
Non-cash items, net	25	—
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(590)	(517)
Inventories, net	(232)	(81)
Accounts payable	216	397
Other current assets	(137)	(104)
Other current liabilities	517	230
Change in pension and postretirement assets and liabilities, net	(49)	(59)
Net cash provided by operating activities	1,123	1,131
CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(223)	(167)
Acquisitions, net of cash received	1	(1,418)
Proceeds from divestitures including equity method investments	1,034	66
(Payments)/proceeds from investments and derivative settlements	(176)	78
Net cash provided by/(used in) investing activities	636	(1,441)
CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Net issuances/(repayments) of short-term borrowings	156	217
Long-term debt proceeds	—	1,991
Long-term debt repayments	(1,036)	(2,306)
Repurchase of Common Stock	(399)	(751)
Dividends paid	(529)	(491)
Other	51	60
Net cash provided by/(used in) financing activities	(1,757)	(1,280)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(11)	(10)
Cash, Cash Equivalents and Restricted Cash
(Decrease) / increase	(9)	(1,600)
Balance at beginning of period	1,948	3,553
Balance at end of period	$1,939	$1,953

Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Financial Measures
(Unaudited)
The company reports its financial results in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.
The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES
The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions. In the first quarter of 2023, the company added to the non-GAAP definition for divestitures the inclusion of changes from equity method investment accounting to accounting for equity interests with readily determinable fair values (“marketable securities”). In addition, we added to the non-GAAP definitions the exclusion of gains or losses associated with marketable securities.

•“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and developed markets.
•“Adjusted Gross Profit” is defined as gross profit excluding the impacts of the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; mark-to-market impacts from commodity, forecasted currency and equity method investment transaction derivative contracts; inventory step-up charges; 2017 malware incident net recoveries; and incremental costs due to the war in Ukraine. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.
•“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses, divestiture-related costs, acquisition-related costs, and acquisition integration costs and contingent consideration adjustments; remeasurement of net monetary position; impacts from resolution of tax matters; the European commission legal matter; impact from pension participation changes; and costs associated with the JDE Peet's transaction. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin,” which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.
•“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of the items listed in the Adjusted Operating Income definition, as well as losses on debt extinguishment and related expenses; gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; net earnings from divestitures; mark-to-market unrealized gains or losses and realized gains or losses from marketable securities; initial impacts from enacted tax law changes; and gains or losses on equity method investment transactions. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ significant operating and non-operating items. The tax impact of each of the items excluded from the company’s U.S GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.
•“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.
See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable U.S. GAAP financial measures for the three months ended March 31, 2023 and March 31, 2022. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions that specifically impacted the company’s results.

SEGMENT OPERATING INCOME
The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.
ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS
The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.
Divestitures, Divestiture-related costs and Gains/(losses) on divestitures
Divestitures include completed sales of businesses, exits of major product lines upon completion of a sale or licensing agreement. the partial or full sale of an equity method investment and changes from equity method investment accounting to accounting for marketable securities. As the company records its share of JDE Peet’s ongoing earnings on a one-quarter lag basis, any JDE Peet’s ownership reductions are reflected as divestitures within the company's non-GAAP results the following quarter. Divestiture-related costs, which includes costs incurred in relation to the preparation and completion (including one-time costs such as severance related to elimination of stranded costs) for the company's divestitures as defined above, also includes costs incurred associated with the company's publicly-announced processes to sell businesses.

•The company's Q1 2023 divestitures include the March 2, 2023 sale of KDP shares and the change from equity method investment accounting to accounting for marketable securities for the company's remaining equity interest in KDP. See the section on gains/losses on equity method investment transactions and marketable securities below for more information.
•On July 7, 2022, the company completed the sale of a business in Argentina including several local gum and candy brands and a manufacturing facility. In addition, the company's Kraft Heinz Company license agreement to produce and sell Kraft mayonnaise in Latin America countries, predominately Mexico, expired on September 1, 2022. The divestitures of these businesses resulted in a year-over-year reduction in net revenues of $9 million in the three months ended March 31, 2023. In addition, the company incurred divestiture-related costs of $1 million in the three months ended March 31, 2022.
•In 2022, the company announced its intention to divest the company's developed market gum and global Halls businesses and in Q4 2022, the company announced an agreement to sell the developed market gum business with an anticipated closing of Q4 2023, subject to relevant antitrust approvals and closing conditions. In addition, the company incurred divestiture-related costs of $30 million in the three months ended March 31, 2023.

Acquisitions, Acquisition-related costs and Acquisition integration costs and contingent consideration adjustments
Acquisition-related costs, which includes transaction costs such as third party advisor, investment banking and legal fees, also includes one-time compensation expense related to the buyout of non-vested employee stock ownership plan shares and realized gains or losses from hedging activities associated with acquisition funds. Acquisition integration costs and contingent consideration adjustments include one-time costs related to the integration of acquisitions as well as any adjustments made to the fair market value of contingent compensation liabilities that have been previously booked for earn-outs related to acquisitions that do not relate to employee compensation expense. The company excludes these items to better facilitate comparisons of its underlying operating performance across periods.

On November 1, 2022, the company acquired 100% of the equity of Grupo Bimbo's confectionery business, Ricolino, located primarily in Mexico. The acquisition of Ricolino builds on our continued prioritization of fast-growing snacking segments in key geographies. The acquisition added incremental net revenues of $171 million and operating income of $9 million during the three months ended March 31, 2023. In addition, the company incurred acquisition integration costs of $6 million in the three months ended March 31, 2023.

On August 1, 2022, the company acquired 100% of the equity of Clif Bar & Company (“Clif Bar”), a leading U.S. maker of nutritious energy bars with organic ingredients. The acquisition expands our global snacks bar business and complements our refrigerated snacking and performance nutrition bar portfolios. The acquisition added incremental net revenues of $218 million and operating income of $35 million during the three months ended March 31, 2023. In addition, the company incurred acquisition integration costs and contingent consideration adjustments of $39 million in the three months ended March 31, 2023. These acquisition integration costs include an increase to the contingent consideration liability due to changes to underlying assumptions.

On January 3, 2022, the company acquired 100% of the equity of Chipita Global S.A. (“Chipita”), a leading croissants and baked snacks company in the Central and Eastern European markets. The acquisition of Chipita offers a strategic complement to the company's existing portfolio and advances its strategy to become the global leader in broader snacking. The company incurred acquisition-related costs of $21 million in the three months ended March 31, 2022. The company also incurred acquisition integration costs of $6 million in the three months ended March 31, 2023, and $35 million in the three months ended March 31, 2022.
Simplify to Grow Program
The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program covers severance as well as asset disposals and other manufacturing and procurement-related one-time costs.
Restructuring costs
The company recorded restructuring charges of $30 million in the three months ended March 31, 2023 and $11 million in the three months ended March 31, 2022 This activity was recorded within asset impairment and exit costs and benefit plan non-service income. These charges were for severance and related costs, non-cash asset write-downs (including accelerated depreciation and asset impairments) and other adjustments, including any gains on sale of restructuring program assets.
Implementation costs
Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $5 million in the three months ended March 31, 2023 and $20 million in the three months ended March 31, 2022.
Intangible asset impairment charges
During the first quarter of 2022, the company recorded a $78 million intangible asset impairment charge in AMEA related to one local biscuit brand sold in select markets in AMEA and Europe.
Mark-to-market impacts from commodity and currency derivative contracts
The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency and equity method investment transaction derivative contracts from its non-GAAP earnings measures. The mark-to-market impacts of commodity and forecasted currency transaction derivatives are excluded until such time that the related exposures impact the company's operating results. Since the company purchases commodity and forecasted currency transaction contracts to mitigate price volatility primarily for inventory requirements in future periods, the company makes this adjustment to remove the volatility of these future inventory purchases on current operating results to facilitate comparisons of its underlying operating performance across periods. The company excludes equity method investment derivative contract settlements as they represent protection of value for future divestitures. The company recorded net unrealized gains on commodity, forecasted currency and equity method transaction derivatives of $48 million in the three months March 31, 2023, and $28 million in the three months ended March 31, 2022.

Remeasurement of net monetary position
The company translates the results of operations of its subsidiaries from multiple currencies using average exchange rates during each period and translate balance sheet accounts using exchange rates at the end of each period. The company records currency translation adjustments as a component of equity (except for highly inflationary currencies) and realized exchange gains and losses on transactions in earnings.

Highly inflationary accounting is triggered when a country’s three-year cumulative inflation rate exceeds 100%. It requires the remeasurement of financial statements of subsidiaries in the country, from the functional currency of the subsidiary to our U.S. dollar reporting currency, with currency remeasurement gains or losses recorded in earnings. At this time, within the company's consolidated entities, Argentina and Türkiye are accounted for as highly inflationary economies. For Argentina, the company recorded remeasurement losses of $11 million in the three months months ended March 31, 2023 and $5 million in the three months ended March 31, 2022 related to the revaluation of the Argentinean peso denominated net monetary position over these periods. For Türkiye, the company recorded remeasurement loss of $1 million in the three months ended March 31, 2023 related to the revaluation of the Turkish lira denominated net monetary position over these periods. The company recorded these charges for Argentina and Türkiye within selling, general and administrative expenses.
Impact from pension participation changes
The impact from pension participation changes represent the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. The company excludes these charges from its non-GAAP results because those amounts do not reflect the company’s ongoing pension obligations.

On July 11, 2019, the company received an undiscounted withdrawal liability assessment related to the company's complete withdrawal from the Bakery and Confectionery Union and Industry International Pension Fund totaling $526 million and requiring pro-rata monthly payments over 20 years. The company began making monthly payments during the third quarter of 2019. In connection with the discounted long-term liability, the company recorded accreted interest of $3 million in the three months ended March 31, 2023 and $3 million in the three months March 31, 2022 within interest and other expense, net. As of March 31, 2023, the remaining discounted withdrawal liability was $340 million, with $15 million recorded in other current liabilities and $325 million recorded in long-term other liabilities.
Incremental costs due to the war in Ukraine
In February 2022, Russia began a military invasion of Ukraine and the company closed its operations and facilities in Ukraine. In March 2022, the company's two Ukrainian manufacturing facilities in Trostyanets and Vyshhorod were significantly damaged. During the first quarter of 2022, the company evaluated and impaired these and other assets. The company recorded $143 million of total expenses ($145 million after-tax) incurred as a direct result of the war. The company reversed $22 million during the remainder of 2022 and $3 million during the first quarter of 2023 of previously recorded charges primarily as a result of higher than expected collection of trade receivables and inventory recoveries.The company continues to make targeted repairs on both our plants and have partially reopened and restarted limited production in both plants.
Loss on debt extinguishment and related expenses
On March 18, 2022, the company completed a tender offer and redeemed long-term U.S. dollar denominated notes totaling $987 million. The company recorded a $129 million loss on debt extinguishment and related expenses within interest and other expense, net, consisting of $38 million paid in excess of carrying value of the debt and from recognizing unamortized discounts and deferred financing costs in earnings and $91 million in unamortized forward starting swap losses in earnings at the time of the debt extinguishment.

Gains and losses on equity method investment transactions and marketable securities
Keurig Dr Pepper transactions
On March 2, 2023, the company sold approximately 30 million shares of Keurig Dr Pepper Inc. (Nasdaq: "KDP"), which reduced the company's ownership interest by 2.1%, from 5.3% to 3.2% of the total outstanding shares. The company received approximately $1.0 billion in proceeds and recorded a pre-tax gain of $493 million (or $366 million after tax) on this sale during the first quarter of 2023. This reduction in ownership, to below 5% of the outstanding shares of KDP, resulted in a change of accounting for the company's KDP investment, from equity method investment accounting to accounting for equity interests with readily determinable fair values ("marketable securities") as the company no longer has significant influence over KDP. These marketable securities are measured at fair value based on quoted prices in active markets for identical assets (Level 1). On March 2, 2023, the date the company changed from equity method accounting for this investment, the company recorded unrealized gains for marketable securities of $755 million (or $562 million after tax). The company recorded an additional unrealized gain of $32 million (or $24 million after tax) during the first quarter, for a total unrealized gain of $787 million (or $586 million after tax) during the first quarter of 2023.

Due to the change in accounting for the company's KDP investment, from equity method investment accounting to accounting as marketable securities, the company has treated the historical equity method earnings from both the shares sold and the remaining 3.2% ownership interest as a divestiture under the definitions of our non-GAAP financial measures. Therefore, the company has removed the equity method investment net earnings for KDP from its non-GAAP financial results for all historical periods presented to facilitate comparison of results.
Equity method investee items
Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its equity method investees’ significant operating and non-operating items, such as acquisition and divestiture-related costs, restructuring program costs and initial impacts from enacted tax law changes.
Constant currency
Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK
The company’s outlook for 2023 Organic Net Revenue growth, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its projected Organic Net Revenue growth to its projected reported net revenue growth for the full-year 2023 because the company is unable to predict during this period the impact from potential acquisitions or divestitures, as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Adjusted EPS growth on a constant currency basis to its projected reported diluted EPS growth for the full-year 2023 because the company is unable to predict during this period the timing of its restructuring program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Free Cash Flow to its projected net cash from operating activities for the full-year 2023 because the company is unable to predict during this period the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Revenues
(in millions of U.S. dollars)
(Unaudited)

	Latin America	AMEA	Europe	North America	Mondelēz International
For the Three Months Ended March 31, 2023
Reported (GAAP)	$1,211	$1,939	$3,307	$2,709	$9,166
Acquisitions	(156)	—	—	(218)	(374)
Currency	81	186	183	15	465
Organic (Non-GAAP)	$1,136	$2,125	$3,490	$2,506	$9,257
For the Three Months Ended March 31, 2022
Reported (GAAP)	$826	$1,867	$2,935	$2,136	$7,764
Divestitures	(9)	—	—	—	(9)
Organic (Non-GAAP)	$817	$1,867	$2,935	$2,136	$7,755
% Change
Reported (GAAP)	46.6%	3.9%	12.7%	26.8%	18.1%
Divestitures	1.6 pp	- pp	- pp	- pp	0.1 pp
Acquisitions	(19.1)	—	—	(10.2)	(4.8)
Currency	9.9	9.9	6.2	0.7	6.0
Organic (Non-GAAP)	39.0%	13.8%	18.9%	17.3%	19.4%
Vol/Mix	7.4 pp	5.8 pp	1.0 pp	2.3 pp	3.2 pp
Pricing	31.6	8.0	17.9	15.0	16.2

Schedule 4b
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Revenues — Markets
(in millions of U.S. dollars)
(Unaudited)

	Emerging Markets	Developed Markets	Mondelēz International
For the Three Months Ended March 31, 2023
Reported (GAAP)	$3,598	$5,568	$9,166
Acquisitions	(156)	(218)	(374)
Currency	258	207	465
Organic (Non-GAAP)	$3,700	$5,557	$9,257
For the Three Months Ended March 31, 2022
Reported (GAAP)	$2,964	$4,800	$7,764
Divestitures	(9)	—	(9)
Organic (Non-GAAP)	$2,955	$4,800	$7,755
% Change
Reported (GAAP)	21.4%	16.0%	18.1%
Divestitures	0.4 pp	- pp	0.1 pp
Acquisitions	(5.3)	(4.5)	(4.8)
Currency	8.7	4.3	6.0
Organic (Non-GAAP)	25.2%	15.8%	19.4%
Vol/Mix	4.5 pp	2.4 pp	3.2 pp
Pricing	20.7	13.4	16.2

Schedule 5
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Gross Profit / Operating Income
(in millions of U.S. dollars)
(Unaudited)

	For the Three Months Ended March 31, 2023
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$9,166	$3,446	37.6%	$1,505	16.4%
Simplify to Grow Program	—	1		35
Mark-to-market (gains)/losses from derivatives	—	(49)		(49)
Acquisition integration costs and contingent consideration adjustments	—	3		51
Divestiture-related costs	—	—		30
Incremental costs due to war in Ukraine	—	(2)		(3)
Remeasurement of net monetary position	—	—		12
Adjusted (Non-GAAP)	$9,166	$3,399	37.1%	$1,581	17.2%
Currency		155		81
Adjusted @ Constant FX (Non-GAAP)		$3,554		$1,662

	For the Three Months Ended March 31, 2022
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$7,764	$2,983	38.4%	$1,094	14.1%
Simplify to Grow Program	—	10		31
Intangible asset impairment charges	—	—		78
Mark-to-market (gains)/losses from derivatives	—	(28)		(27)
Acquisition integration costs and contingent consideration adjustments	—	—		32
Acquisition-related costs	—	—		21
Divestiture-related costs	—	1		1
Operating income from divestiture	(9)	(3)		(1)
Incremental costs due to war in Ukraine	—	44		143
Remeasurement of net monetary position	—	—		5
Adjusted (Non-GAAP)	$7,755	$3,007	38.8%	$1,377	17.8%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$463		$411
$ Change - Adjusted (Non-GAAP)		392		204
$ Change - Adjusted @ Constant FX (Non-GAAP)		547		285
% Change - Reported (GAAP)		15.5%		37.6%
% Change - Adjusted (Non-GAAP)		13.0%		14.8%
% Change - Adjusted @ Constant FX (Non-GAAP)		18.2%		20.7%

Schedule 6
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Earnings and Tax Rate
(in millions of U.S. dollars and shares, except per share data) (Unaudited)

	For the Three Months Ended March 31, 2023
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Marketable securities (gains)/losses	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non-controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,505	$(19)	$95	$(796)	$2,225	$658	29.6%	$(487)	$(35)	$8	$2,081	$1.52
Simplify to Grow Program	35	—	—	—	35	6		—	—	—	29	0.02
Mark-to-market (gains)/losses from derivatives	(49)	—	(3)	—	(46)	(8)		2	—	—	(40)	(0.03)
Acquisition integration costs and contingent consideration adjustments	51	—	—	—	51	13		—	—	—	38	0.03
Divestiture-related costs	30	—	—	—	30	4		—	—	—	26	0.02
Net earnings from divestitures	—	—	—	—	—	(4)		—	24	—	(20)	(0.02)
Incremental costs due to war in Ukraine	(3)	—	—	—	(3)	—		—	—	—	(3)	—
Remeasurement of net monetary position	12	—	—	—	12	—		—	—	—	12	0.01
Impact from pension participation changes	—	—	(3)	—	3	1		—	—	—	2	—
Gain on marketable securities	—	—	—	787	(787)	(201)		—	—	—	(586)	(0.43)
Gain on equity method investment transactions	—	—	—	—	—	(125)		485	—	—	(360)	(0.26)
Equity method investee items	—	—	—	—	—	—		—	(48)	—	48	0.03
Adjusted (Non-GAAP)	$1,581	$(19)	$89	$(9)	$1,520	$344	22.6%	$—	$(59)	$8	$1,227	$0.89
Currency											81	0.06
Adjusted @ Constant FX (Non-GAAP)											$1,308	$0.95
Diluted Average Shares Outstanding												1,373
	For the Three Months Ended March 31, 2022
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Marketable securities (gains)/losses	Earnings before income taxes	Income taxes (1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non-controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,094	$(33)	$168	$—	$959	$210	21.9%	$5	$(117)	$6	$855	$0.61
Simplify to Grow Program	31	—	—	—	31	7		—	—	—	24	0.02
Intangible asset impairment charges	78	—	—	—	78	19		—	—	—	59	0.04
Mark-to-market (gains)/losses from derivatives	(27)	—	1	—	(28)	5		—	—	—	(33)	(0.02)
Acquisition integration costs and contingent consideration adjustments	32	—	(3)	—	35	50		—	—	—	(15)	(0.01)
Acquisition-related costs	21	—	—	—	21	1		—	—	—	20	0.02
Divestiture-related costs	1	—	—	—	1	—		—	—	—	1	—
Net earnings from divestitures	(1)	—	—	—	(1)	(10)		—	53	—	(44)	(0.03)
Incremental costs due to war in Ukraine	143	—	—	—	143	(2)		—	—	—	145	0.11
Remeasurement of net monetary position	5	—	—	—	5	—		—	—	—	5	—
Impact from pension participation changes	—	—	(3)	—	3	1		—	—	—	2	—
Loss on debt extinguishment and related expenses	—	—	(129)	—	129	31		—	—	—	98	0.07
Loss on equity method investment transactions	—	—	—	—	—	—		(5)	—	—	5	—
Equity method investee items	—	—	—	—	—	—		—	(10)	—	10	—
Adjusted (Non-GAAP)	$1,377	$(33)	$34	$—	$1,376	$312	22.7%	$—	$(74)	$6	$1,132	$0.81
Diluted Average Shares Outstanding												1,398
(1)Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Diluted EPS
(Unaudited)

	For the Three Months Ended March 31,
	2023	2022	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$1.52	$0.61	$0.91	149.2%
Simplify to Grow Program	0.02	0.02	—
Intangible asset impairment charges	—	0.04	(0.04)
Mark-to-market (gains)/losses from derivatives	(0.03)	(0.02)	(0.01)
Acquisition integration costs and contingent consideration adjustments	0.03	(0.01)	0.04
Acquisition-related costs	—	0.02	(0.02)
Divestiture-related costs	0.02	—	0.02
Net earnings from divestitures	(0.02)	(0.03)	0.01
Incremental costs due to war in Ukraine	—	0.11	(0.11)
Remeasurement of net monetary position	0.01	—	0.01
Loss on debt extinguishment and related expenses	—	0.07	(0.07)
Gain on marketable securities	(0.43)	—	(0.43)
Gain on equity method investment transactions	(0.26)	—	(0.26)
Equity method investee items	0.03	—	0.03
Adjusted EPS (Non-GAAP)	$0.89	$0.81	$0.08	9.9%
Impact of unfavorable currency	0.06	—	0.06
Adjusted EPS @ Constant FX (Non-GAAP)	$0.95	$0.81	$0.14	17.3%
Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.13
Impact from acquisitions			0.02
Change in benefit plan non-service income			(0.01)
Change in interest and other expense, net			(0.03)
Dividend income from marketable securities			0.01
Change in equity method investment net earnings			(0.01)
Change in income taxes			0.01
Change in shares outstanding			0.02
			$0.14

Schedule 8
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Segment Data
(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended March 31, 2023
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,211	$1,939	$3,307	$2,709	$—	$—	$—	$—	$9,166
Divestitures	—	—	—	—	—	—	—	—	—
Adjusted (Non-GAAP)	$1,211	$1,939	$3,307	$2,709	$—	$—	$—	$—	$9,166
Operating Income
Reported (GAAP)	$139	$360	$507	$566	$49	$(77)	$(39)	$—	$1,505
Simplify to Grow Program	—	1	30	(1)	—	5	—	—	35
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(49)	—	—	—	(49)
Acquisition integration costs and contingent consideration adjustments	6	—	6	38	—	1	—	—	51
Divestiture-related costs	—	—	26	3	—	1	—	—	30
Incremental costs due to war in Ukraine	—	—	(3)	—	—	—	—	—	(3)
Remeasurement of net monetary position	11	—	1	—	—	—	—	—	12
Adjusted (Non-GAAP)	$156	$361	$567	$606	$—	$(70)	$(39)	$—	$1,581
Currency	3	47	32	3	—	(4)	—	—	81
Adjusted @ Constant FX (Non-GAAP)	$159	$408	$599	$609	$—	$(74)	$(39)	$—	$1,662
$ Change - Reported (GAAP)	$36	$88	$130	$148	n/m	$(27)	$(7)	n/m	$411
$ Change - Adjusted (Non-GAAP)	48	8	8	173	n/m	(26)	(7)	n/m	204
$ Change - Adjusted @ Constant FX (Non-GAAP)	51	55	40	176	n/m	(30)	(7)	n/m	285
% Change - Reported (GAAP)	35.0%	32.4%	34.5%	35.4%	n/m	(54.0)%	(21.9)%	n/m	37.6%
% Change - Adjusted (Non-GAAP)	44.4%	2.3%	1.4%	40.0%	n/m	(59.1)%	(21.9)%	n/m	14.8%
% Change - Adjusted @ Constant FX (Non-GAAP)	47.2%	15.6%	7.2%	40.6%	n/m	(68.2)%	(21.9)%	n/m	20.7%
Operating Income Margin
Reported %	11.5%	18.6%	15.3%	20.9%					16.4%
Reported pp change	(1.0)pp	4.0 pp	2.5 pp	1.3 pp					2.3 pp
Adjusted %	12.9%	18.6%	17.1%	22.4%					17.2%
Adjusted pp change	(0.3)pp	(0.3)pp	(1.9)pp	2.1 pp					(0.6)pp

	For the Three Months Ended March 31, 2022
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$826	$1,867	$2,935	$2,136	$—	$—	$—	$—	$7,764
Divestitures	(9)	—	—	—	—	—	—	—	(9)
Adjusted (Non-GAAP)	$817	$1,867	$2,935	$2,136	$—	$—	$—	$—	$7,755
Operating Income
Reported (GAAP)	$103	$272	$377	$418	$27	$(50)	$(32)	$(21)	$1,094
Simplify to Grow Program	—	3	7	15	—	6	—	—	31
Intangible asset impairment charges	—	78	—	—	—	—	—	—	78
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(27)	—	—	—	(27)
Acquisition integration costs and contingent consideration adjustments	—	—	32	—	—	—	—	—	32
Acquisition-related costs	—	—	—	—	—	—	—	21	21
Divestiture-related costs	1	—	—	—	—	—	—	—	1
Operating income from divestitures	(1)	—	—	—	—	—	—	—	(1)
Incremental costs due to war in Ukraine	—	—	143	—	—	—	—	—	143
Remeasurement of net monetary position	5	—	—	—	—	—	—	—	5
Adjusted (Non-GAAP)	$108	$353	$559	$433	$—	$(44)	$(32)	$—	$1,377
Operating Income Margin
Reported %	12.5%	14.6%	12.8%	19.6%					14.1%
Adjusted %	13.2%	18.9%	19.0%	20.3%					17.8%

Schedule 9
Mondelēz International, Inc. and Subsidiaries Reconciliation of GAAP to Non-GAAP Measures Net Cash Provided by Operating Activities to Free Cash Flow (in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended March 31,
	2023	2022	$ Change
Net Cash Provided by Operating Activities (GAAP)	$1,123	$1,131	$(8)
Capital Expenditures	(223)	(167)	(56)
Free Cash Flow (Non-GAAP)	$900	$964	$(64)